Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180964

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1 dated January 7, 2013

to Prospectus filed on June 7, 2012

and Registration Statement on Form S-1 declared effective on June 6, 2012

(Registration No. 333-180964)

Up to 14,543,807 Shares of Common Stock

The following information supplements and amends the Prospectus dated June 7, 2012 (the “Prospectus”) of Tonix Pharmaceuticals Holding Corp. (“Tonix”) relating to the offer and sale from time to time by the selling stockholders named therein of Tonix’s common stock, par value $0.001 per share. This supplement should be read in conjunction with, and is qualified by reference to, the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

On September 24, 2012, Dawson James Securities, Inc., Thomas Hands, Donald Shek, Tom Curtis, Brett Shapiro and Joseph Balagot (collectively, the “Transferors”), each a selling stockholder listed in the Prospectus, partially transferred warrants to purchase shares of common stock (the “Warrants”) to Jonathan Blum (“Blum”), a selling stockholder listed in the Prospectus and Brandon Ross (“Ross”), who was not previously a selling stockholder, which shares issuable upon exercise of the Warrants, were being offered under the Prospectus to its members (the “Distribution”). To update the information contained in the section of the Prospectus entitled “Selling Stockholders” to reflect the Distribution, the following table has been revised to include the applicable information of Ross, to increase the shares of Tonix’s common stock offerered by Blum and to reduce the shares of Tonix’s common stock offered by the Transferors following the Distribution. The following table only reflects the current holdings of the Transferors, Blum and Ross, and has not been revised to update the holdings of the other selling stockholders included in the Prospectus. The table, including the footnote, set forth under the caption “Selling Stockholders” and contained in the Prospectus is hereby amended and replaced in part by the following table.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors ” beginning on page 8 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 7, 2013.

SELLING STOCKHOLDERS

The information appearing in the table below with respect to the selling stockholders named herein supersedes the information with respect to selling stockholders in the table appearing under the heading “Selling Stockholders” in the Prospectus, except for the case of Brandon Ross, who is added to the selling stockholder table.

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying Warrants Owned Before this Offering	Percentage of Common Stock Beneficially Owned Before this Offering	Shares of Common Stock Being Offered in this Offering	Shares of Common Stock Owned After this Offering	Percentage of Common Stock Beneficially Owned After this Offering
Dawson James Securities, Inc. (1)	60,000	102,654	*	102,654	60,000	*
Thomas Hands	0	11,500	*	11,500	0	0%
Donald Shek	0	11,500	*	11,500	0	0%
Tom Curtis	0	30,665	*	30,665	0	0%
Bret Shapiro	0	9,464	*	9,464	0	0%
Joseph Balagot	0	3,144	*	3,144	0	0%
Jonathan Blum	220,000	175,207	*	175,207	220,000	*
Brandon Ross	120,000	122,643	*	122,643	120,000	*

* Less than 1%.

(1)	Thomas Hands is the President of Dawson James Securities, Inc. and has voting and investment power over the securities owned by it.